Exhibit 2.1

STATE OF DELAWARE

CERTIFICATE OF FORMATION

OF LIMITED LIABILITY COMPANY

The undersigned authorized person, desiring to form a limited liability company pursuant to the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

1.      The name of the limited liability company is Fundrise Balanced eREIT II, LLC.

2.      The Registered Office of the limited liability company in the State of Delaware is located at 1209 Orange Street (street), in the City of Wilmington, Zip Code 19801. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is The Corporation Trust Company.

By:	/s/ Brandon Jenkins
Authorized Person

Name:	Brandon Jenkins
Print or Type

State of Delaware
Secretary of State
Division of Corporations
Delivered 10:05 AM 01/28/2020
FILED 10:05 AM 01/28/2020
SR 20200597156 - File Number 7822222